Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information, Contact:
SEPTEMBER 21, 2020	Susan J. Turkell, 303-766-4343, sturkell@capitalsenior.com

Capital Senior Living Announces CFO Transition

Carey Hendrickson to Step Down on November 6, 2020

Company Initiates Search for a Successor

DALLAS – September 21, 2020 — Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s largest operators of senior living communities, today announced that Carey Hendrickson, Executive Vice President and Chief Financial Officer, will step down from his position to pursue another opportunity. To ensure a smooth transition, Mr. Hendrickson will remain in his current role through November 6, 2020. The Company has initiated a comprehensive search for a successor and has retained a leading executive search firm to assist with the process.

“We thank Carey for his numerous contributions to the company during his tenure as CFO,” said Kimberly S. Lody, President and Chief Executive Officer. “He has been a valued member of the team helping to lead Capital Senior Living through this dynamic time. We appreciate his support in ensuring a smooth transition, and wish him all the best going forward.”

Mr. Hendrickson said, “It has been an honor to be part of the Capital Senior Living family for the last six years. The Company has taken numerous actions to strengthen its operating performance and financial position, and I am confident that Capital Senior Living now has a stronger foundation in place upon which to build. I am committed to working closely with our strong team over the coming weeks to facilitate an efficient handoff of responsibility.”

The Company also announced today that Tiffany Dutton, Vice President, Accounting and Financial Reporting, will assume additional responsibility for treasury and FP&A functions and work closely with Mr. Hendrickson, Ms. Lody and the entire finance function during this transition period. Ms. Dutton joined the Company in January of 2020 and has been instrumental in the redesign of numerous accounting and financial reporting processes aimed at improving the efficiency of the Company’s financial operations.

“Tiffany has been a standout contributor since she joined us in early 2020, leading several improvements to our accounting processes and financial reporting, while also contributing to the strategic agenda of our entire organization,” said Kimberly Lody, CEO and President. “We are fortunate to have a proven leader who possesses the right business acumen and experience to support Carey and our finance function through this transition.”

About Capital Senior Living

Dallas-based Capital Senior Living Corporation is one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults. The Company operates 119 communities that are home to more than 10,000 residents across 22 states and provide compassionate, resident-centric service and care as well as engaging programming. Capital Senior Living offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the Company on Facebook.

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